EXHIBIT 2
EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of June 18, 2013 (this “Agreement”), by and among Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master III LP and High River Limited Partnership (“High River”, and together with Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III, the “Icahn Entities”, or collectively, the “Buyer”), and Southeastern Asset Management, Inc., individually and on behalf of its clients (“Southeastern” or the “Seller”).  Each of the Buyer and Seller are referred to in this Agreement as a “Party” and collectively, as the “Parties.”

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by signing this Agreement, the Parties hereby agree as follows:

1.           Simultaneously with the execution and delivery of this Agreement, the Buyer irrevocably purchases from the Seller and the Seller irrevocably sells to Buyer an aggregate of 71,657,828 shares (the “Initial Shares”, and together with the Additional Shares (as defined below), the “Transferred Shares”) of common stock, par value $0.01 per share (the “Shares”) (in such amounts among the Icahn Entities as set forth on Schedule I hereto) of Dell Inc. (the “Company”), free and clear of all Encumbrances, at $13.52 per Share in immediately available funds, for aggregate consideration of $968,813,834.56. Promptly following the date hereof Seller shall sell to Buyer and Buyer shall purchase from Seller, an additional 352,500 Shares, free and clear of all Encumbrances (the “Additional Shares”) (subject to obtaining the necessary consent (the “Consent”) for such sale), at $13.52 per Share in immediately available funds, for additional consideration of $4,765,800.00.

2.           The Buyer and the Seller shall use best efforts to cause such transactions to settle as soon as possible (such date, a “Settlement Date”), but in no event shall such transaction for the Initial Shares settle later than June 21, 2013. The Seller shall deliver the Transferred Shares to an account as directed by Buyer (via DTC book entry transfer) against delivery of immediately available funds to an account designated by Seller.

3.           Each Party acknowledges that the other Party may be obligated to disclose and/or file a copy of this Agreement pursuant to United States securities laws and agrees that nothing in this Agreement shall restrict the Parties’ ability to make such disclosures or filings.

4.           Each Party has conducted its own investigation with respect to the Shares, acknowledges that the other Parties may be in possession of material, nonpublic information regarding the Company and agrees that no other Party shall have any obligation to disclose such information to such Party.

5.           Each Party represents and warrants to the other Party on the date hereof and as of the Settlement Date that:

(a)	it is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation and is in good standing under such laws;

(b)
it has full power and authority to enter into this Agreement and to perform the transactions and its respective obligations contemplated by this Agreement, and this Agreement and such transactions have been duly authorized, are valid and enforceable against it, are not in contravention of any law, order or agreement by which it is bound and do not require any consent, notice or filing of any kind (except as required under the securities laws) other that such consents and notices as have already been obtained, and with respect to the Additional Shares only, the Consent;

(c)
it is a sophisticated seller or buyer, as the case may be, and has adequate information concerning the Shares to make an informed decision regarding the sale and purchase contemplated by this Agreement, is able to bear the economic risk associated with the sale or purchase of the Shares, has such knowledge and experience, and has undertaken transactions regarding investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the sale or purchase of securities of the type contemplated herein, and has independently and without reliance upon the other Party, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that each Party has relied upon the representations, warranties and covenants of the other Party expressly provided in this Agreement;

(d)	it acknowledges that the other Party has not given it any investment advice, credit information or opinion on whether the transaction contemplated hereby is prudent; and

(e)	it is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Act").

6.           The Buyer represents, warrants, covenants and agrees to and with the Seller that as of the date hereof and as of the Settlement Date:

(a)
none of the Seller nor any of its affiliates shall have any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement incurred by any Person;

(b)
all amounts payable to the Seller hereunder shall be delivered to the Seller without any deductions or withholdings by any Person for brokerage fees, commissions, underwriting discounts, taxes or otherwise; and

(c)	it is purchasing the Shares solely for its own account and not with a view toward resale, transfer or distribution thereof and not with any present intention of distributing any of the Shares.

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof;

7.           Seller represents, warrants, covenants and agrees to and with Buyer that as of the date hereof and as of the Settlement Date:

(a)
Seller has authority to transfer to Buyer, and does hereby transfer to Buyer, good, valid and marketable title to that number of Transferred Shares (including, when delivered to Buyer, the Additional Shares) listed next to its name on Schedule II hereto under the column titled the Transferred Shares, free and clear of any and all Encumbrances. Seller and its affiliates have the sole right to dispose or direct the disposition of that number of Shares listed next to its name on Schedule II hereto.  Of the 72,010,328 Transferred Shares, Seller has the sole right to vote or direct the vote of  64,012,160 Shares, but does not have authority to vote or direct the vote with respect to 7,998,168 Shares (the “Non-Voting Shares”). “Encumbrance” shall mean any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever;

(b)	Seller’s clients have good, valid and marketable title to that number of Shares listed next to its name on Schedule II hereto under the column titled the Retained Shares (the “Retained Shares”);

(d)
Seller and its affiliates beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) an aggregate of (and not more than) 143,315,656 Shares, which includes both the Retained Shares and the Transferred Shares, but excludes 705,500 Shares over which neither the Seller nor its affiliates have beneficial ownership;

(e)
Seller is not, as of the date hereof, and nor will Seller become, a party to any agreement, arrangement or understanding with any Person which could result in Buyer having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement;

(f)
Seller agrees that Buyer shall receive and shall be entitled to receive the $0.08 per Share quarterly dividend that is payable on July  21, 2013 (or such other date that the second quarter dividend is actually paid) to holders of record on July 1, 2013, relating to the Transferred Shares, which in the aggregate, shall be $5,760,826.24. To the extent Seller or its managed accounts or other owners of the Transferred Shares, receives such dividend payment or any part thereof, Seller shall immediately notify Buyer and shall wire and shall caused to be wired such dividend payment to Buyer as instructed by Buyer; and

(g)
Seller hereby grants to Buyer and its designees an irrevocable proxy to vote the Transferred Shares (other than the Non-Voting Shares).  As of June 3, 2013, the record date for the Special Meeting (as defined below), Seller owned of record, or beneficially owned and had the right to instruct and cause the record owner to vote, the Transferred Shares.  Seller has the right to vote and shall cause the Transferred Shares to be voted in connection with the Special Meeting of Shareholders of the Company scheduled to be held on July 18, 2013 (as adjourned, postponed or rescheduled, the “Special Meeting”) as directed by Buyer.  In connection therewith, Seller  shall (1) cause, the Transferred Shares owned of record, and (2) instruct and cause the record owner, in the case of all Transferred Shares beneficially owned but not owned of record, to vote all such Transferred Shares (other than the Non-Voting Shares) in accordance with the written instructions of Buyer, and upon Buyer’s request and in accordance with Buyer’s instructions, to complete, sign and deliver a proxy card in connection with the Special Meeting.  The Parties acknowledge that Buyer shall have sole and absolute discretion with respect to all voting instructions for the Transferred Shares.

8.           The sale and grant of voting rights, voting agreements, and proxies contemplated by the Parties herein is irrevocable.

9. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. All representations and warranties made by the Parties shall survive the execution, delivery and performance of this Agreement.

10. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

11. Except as expressly set forth in this Agreement, each Party acknowledges that the other has not made any representations, warranties or agreements of any kind. This Agreement represents the complete understanding of the parties hereto with respect to the subject matter hereof, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state (without regard to any conflicts of law provisions thereof which would require the application of the laws of any other jurisdiction), and may only be modified or amended by the written agreement of both parties hereto.

12. The Parties irrevocably and unconditionally submit exclusively to and accept the jurisdiction of the federal courts located in the State of Delaware or the courts of the State of Delaware located in Wilmington, Delaware for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over them. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any right that they may have to trial by jury of any claim or cause of action, or in any legal proceeding, directly or indirectly based upon or arising out of this Agreement (whether based on contract, tort or any other theory).

13.            The Parties hereto acknowledge that a breach of this Agreement would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, Seller hereby agrees that Buyer may seek equitable relief in the event of any breach or threatened breach of this Agreement, including injunctive relief against any breach hereof and specific performance of any provision hereof, in addition to any other remedy to which Buyer may be entitled, without the necessity of posting any bond or other security.

14.           The provisions of this Agreement are intended to be severable. If any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

15.           All notices, requests, demands and other communications to any Party given under this Agreement shall be in writing, hand delivered or sent by overnight courier, electronic transmission or telecopier (with confirmation received) to such Party at the address, electronic mail address or telecopy number specified for such Party on  Schedule III hereto, or at such other address, electronic mail address or telecopy number as such Party may subsequently request in writing. All notices, requests, demands and other communications will be deemed delivered when actually received.

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To indicate their agreement with the foregoing, the Parties have executed this Agreement by their duly authorized officers or representatives as of the date first set forth herein.

BUYER:

ICAHN PARTNERS LP

By: __________________________
 Name: Keith Cozza
 Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

By: __________________________
 Name: Keith Cozza
 Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND II L.P.

By: __________________________
 Name: Keith Cozza
 Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND III L.P.

By: __________________________
 Name: Keith Cozza
 Title: Authorized Signatory

HIGH RIVER LIMITED PARTNERSHIP

By: __________________________
 Name:  Keith Cozza
 Title: Authorized Signatory

[Southeastern/Icahn SPA --Dell Shares, June 2013]

SELLER:

SOUTHEASTERN ASSET MANAGEMENT, INC.

By: __________________________
 Name:  Andrew R. McCarroll
 Title:  General Counsel

Schedule  I

Icahn Entity Share Purchases

Icahn Entity	Number of Shares Purchased
High River Limited Partnership	14,402,066
Icahn Partners LP	21,533,021
Icahn Master Fund LP	23,235,089
Icahn Master Fund II LP	8,902,722
Icahn Master Fund III LP	3,917,430
Total	72,010,328

Schedule  II

Seller Entity and Transferred Shares

Seller Entity	Number of Transferred Shares	Number of Retained Shares
Southeastern Asset Management, Inc. *	72,010,328**	72,010,328**

*           Individually, and on behalf of its clients
**           Includes 352,500 Shares over which Seller has neither voting nor investment discretion

Schedule III

Buyer’s Address for Notices and Delivery

767 Fifth Ave. 46th Floor
New York, NY 10153
Phone: (212) 702-4367
Fax: (866) 760-6959
acanova@sfire.com
Attention: Anthony Canova

767 Fifth Ave. 46th Floor
New York, NY 10153
Phone: (212) 702-4323
Fax: (866) 760-6959
kcozza@sfire.com
Attention:  Keith Cozza

Seller's Address for Notices and Delivery

Southeastern Asset Management, Inc.
6410 Poplar Avenue, Suite 900
Memphis, TN 38119
Phone:  (901) 818-5185
Fax: (901) 260-0885
amccarroll@seasset.com
Attention:  Andrew McCarroll